Harman International
PRESS RELEASE

January 26, 2005
FOR IMMEDIATE RELEASE Contact: Frank Meredith Chief Financial Officer Harman International Industries, Incorporated 818-893-8411

HARMAN INTERNATIONAL
REPORTS RECORD RESULTS FOR SECOND QUARTER

Washington, D.C. – Harman International Industries, Incorporated (NYSE:  HAR) today announced record sales and earnings for the second quarter.  Net sales for the three months ended December 31, 2004 were $788.6 million compared to $691.6 million during the same period last year, an increase of 14 percent.  Net income for the second quarter rose 58 percent from $41.5 million in the prior year quarter to $65.4 million in the current quarter.  Earnings per diluted share were $0.92 for the quarter versus $0.60 in the same period last year.

For the six months ended December 31, 2004, net sales were $1.480 billion compared to $1.289 billion in the prior year period, an increase of 15 percent.  Net income for the first half was $99.1 million, a 62 percent increase over net income of  $61.2 million for the six months ended December 31, 2003.  Earnings per diluted share for the six months were $1.40 compared to $0.89 in the prior year period.

Consumer Systems Group net sales were $664.9 million for the second quarter versus $571.6 million in the same period last year, an increase of 16 percent.  Professional Group net sales for the three-month period were $123.7 million, an increase of 3 percent compared to $120.0 million in the second quarter last year.

Dr. Sidney Harman, Executive Chairman, and Bernard Girod, Vice Chairman and Chief Executive Officer, commented:

“The Company achieved record net sales and earnings for the second quarter and first half of fiscal 2005.  Foreign currency translation contributed approximately $44 million and $83 million to net sales in the three and six month periods, respectively.  We completed the acquisition of QNX Software Systems during the second quarter.  The acquisition further strengthens our software capabilities and enables us to develop the next generation of infotainment systems for car, home and computer applications.

January 26, 2005

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We now expect earnings of $3.00 per share for the full fiscal year, a 32 percent increase over fiscal 2004 earnings.  Assuming no significant changes in economic circumstances, we expect earnings of 43.55 per share in fiscal 2006."

At 4:30 p.m. EST today, Harman International will host an analyst and investor conference call to discuss the results for the three and six months ended December 31, 2004, and to offer management’s outlook for future periods.  To participate in the conference call, please call (800) 611-1147 or for international calls dial (612) 332-0932 prior to 4:30 p.m. EST.  Please let the operator know that you would like to join the Harman International call.

A replay of the conference call will be available following the completion of the call at approximately 8:00 p.m. EST.  The replay will be available through February 2, 2005.  To access the replay, please call (800) 475-6701 or for international calls (320) 365-3844.  The access code number is 767390.

Harman International Industries, Incorporated (www.harman.com) is a leading manufacturer of high-quality, high fidelity audio products and electronic systems for the consumer and professional markets.  The Company’s stock is traded on the New York Stock Exchange under the symbol:  HAR.

Note:  Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act.  You should not place undue reliance on these statements.  We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances.  These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to the effect of changes in consumer confidence, a rise in interest rates affecting consumer spending, automobile industry sales and production rates, the loss of one or more significant customers, including our automotive customers, model-year changeovers and customer acceptance in the automotive industry, our ability to satisfy contract performance criteria, availability of key components to the products we manufacture, competitive products, fluctuations in  currency exchange rates, the outcome of pending or future litigation and other claims, labor disputes at our facilities and  those of our customers or common carriers, general economic conditions and other risks detailed in filings made by Harman International with the Securities and Exchange Commission.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED UNAUDITED CONDENSED STATEMENTS OF OPERATIONS (000s omitted except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Net sales	$788,587	691,611	1,480,293	1,288,905
Cost of sales	510,097	472,297	980,404	888,720

Gross profit	278,490	219,314	499,889	400,185

Selling, general and administrative expenses	178,978	153,423	338,452	301,013

Operating income	99,512	65,891	161,437	99,172

Other expense:
Interest expense, net	2,600	4,546	5,967	9,436
Miscellaneous, net	699	1,324	4,214	1,860

Income before income taxes	96,213	60,021	151,256	87,876

Income tax expense	30,788	18,549	52,159	26,627

Net income	$65,425	41,472	99,097	61,249

Basic earnings per share	$0.97	0.63	1.48	0.93
Diluted earnings per share	$0.92	0.60	1.40	0.89

Shares outstanding – Basic	67,361	65,584	66,777	65,556
Shares outstanding – Diluted	70,942	69,330	70,592	69,172

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (000s omitted)

	December 31,	December 31,
	2004	2003

ASSETS

Current assets
Cash and cash equivalents	$299,938	$217,929
Accounts receivable	402,351	388,954
Inventories	326,331	307,623
Other current assets	108,467	108,559

Total current assets	1,137,087	1,023,065

Property, plant and equipment	495,220	441,145
Goodwill	376,618	253,142
Other assets	130,792	127,167

Total assets	$2,139,717	$1,844,519

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings	$3,548	$4,533
Current portion of long-term debt	865	746
Accounts payable and accrued liabilities	638,905	523,047

Total current liabilities	643,318	528,326

Long-term debt	335,450	472,571
Other non-current liabilities	79,010	74,389

Total shareholders’ equity	1,081,939	769,233

Total liabilities and shareholders’ equity	$2,139,717	$1,844,519